Exhibit for NSAR Item 77I
Terms of new or amended securities.

Neuberger Berman Emerging Markets Equity Fund, Neuberger Berman Genesis Fund, Neuberger Berman Mid Cap Growth Fund, Neuberger Berman Real Estate Fund and Neuberger Berman Socially Responsive Fund (each, a Fund) each issued Class R6 shares, a new class of shares, during the reporting period. A description of Class R6 is incorporated by reference to each Funds Class R6 prospectus filed with the Securities and Exchange Commission in EDGAR filing type 485B on March 14, 2013 (0000898432 13 000467).